 Exhibit 99.1

GRAY TELEVISION REACHES AGREEMENT IN PRINCIPLE

WITH NBC TO RENEW ALL GRAY NBC AFFILIATIONS NATIONWIDE

Atlanta, Georgia – November 5, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that it has reached an agreement in principle with NBC Network that extends and renews all of Gray’s existing NBC network affiliations, which cover 24 stations in 21 television markets nationwide.

“Today is another historic day for Gray Television because we proudly announce the long-term extension of our deep relationship with NBC,” said Gray CEO Hilton H. Howell, Jr. “Most of our NBC affiliated stations have been partners with the network since they first began operation. Through NBC’s partnership, all of our NBC affiliated stations are able to provide their local communities with quality programming, local news, and unparalleled leadership.”

The agreement in principle includes early renewals for all 24 Gray-owned NBC affiliates: WSAZ in Charleston-Huntington, West Virginia; WOWT in Omaha, Nebraska; WMTV in Madison, Wisconsin; WNDU in South Bend, Indiana; WITN in Greenville, North Carolina; KSNB in Lincoln, Nebraska; WILX in Lansing, Michigan; KVLY in Fargo, North Dakota; WEAU in Eau Claire, Wisconsin; KFYR, KMOT, KUMV and KQCD in Minot-Bismarck-Dickinson, North Dakota; WJHG in Panama City, Florida; WRGX in Dothan, Alabama; KALB in Alexandria, Louisiana; KGNS in Laredo, Texas; KKCO in Grand Junction, Colorado; KBGF in Great Falls, Montana; WTAP in Parkersburg, West Virginia; KCWY in Casper, Wyoming; KCHY in Cheyenne, Wyoming; KTVH in Helena, Montana; and KNOP in North Platte, Nebraska.

About Gray Television

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. Upon completion of all pending transactions, we will own and/or operate television stations in 44 television markets broadcasting 139 program streams including 76 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). At that time, our owned and/or operated stations will include 26 channels affiliated with the CBS Network, 24 channels affiliated with the NBC Network, 16 channels affiliated with the ABC Network and 10 channels affiliated with the FOX Network. We will then own and/or operate the number-one ranked television station in 29 of those 44 markets and the number-one or number-two ranked television station operations in 40 of those 44 markets. We reach approximately 8.1 percent of total United States television households.

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer
404-266-5512

Jim Ryan, Senior Vice President and Chief Financial Officer
404-504-9828

Kevin P. Latek, Senior Vice President, Business Affairs
404-266-8333